                                                                   EXHIBIT 10.21

                                 FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT



               PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation (the "Company") and STUART A. TANZ ("Executive") have entered into that certain Employment Agreement (the "Agreement") effective as of August 13, 1997. In order to amend the Agreement in certain respects, the Company and Executive hereby agree as follows effective as of __________________, 1998.

                                       I.

               Section 5.2(a) of the Agreement is hereby amended in its entirety to read as follows:

               (a) Amount. In the event the Company terminates Executive's services hereunder pursuant to Section 5.1, Executive shall continue to render services to the Company pursuant to this Agreement until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the sum of (i) three times Executive's highest annual Base Compensation paid hereunder during the preceding twenty-four month period (or, if Executive has been employed less than twelve months, three times the amount of Base Compensation paid during the period employed) plus (ii) three times the average annual bonus (excluding any bonus payment deemed by the Compensation Committee in its sole discretion to be a "Special Bonus") received by the Executive during the preceding twenty-four month period (or during the period the Executive has been employed hereunder if shorter than twelve months) (the "Severance Amount").

                                       II.

               Section 5.2(c) of the Agreement is hereby amended in its entirety to read as follows:

               (c)    280G "Gross-Up".

                      (i) Anything in this Agreement to the contrary
               notwithstanding, if it shall be determined that any payment or distribution to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the "Payment") would be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes

               (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 5.2(c), shall be equal to the Payment;

                      (ii) All determinations required to be made under this
               Section 5.2(c), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment. For the purposes of this Section 5.2(c), the "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to the Change in Control (as defined in Section 5.6). In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company and it shall be the Company's obligation to cause the Accountants to take any actions required hereby. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income), and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by Executive of the Accountants' determination. Any determination by the Accountants shall be binding upon the Company and Executive. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this
               Section 5.2(c) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 5.2(c)(ii) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive's benefit; and

                      (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                             (A) give the Company any information reasonably
                      requested by the Company relating to such claim;

                             (B) take such action in connection with contesting
                      such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                             (C) cooperate with the Company in good faith in
                      order to effectively contest such claim; and

                             (D) permit the Company to participate in any
                      proceedings relating to such claims;

               provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 5.2(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                                      III.

               Section 5.6 of the Agreement is hereby amended in its entirety to read as follows:

                      5.6 Change of Control. Executive may terminate this
               Agreement, upon at least 10 days' prior written notice to the Company at any time within one year after a "change in control" (as hereinafter defined) of the Company. In the event Executive terminates this Agreement within one year after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the termination date, (ii) the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount and (iii) following such termination, the Company shall provide the Severance Benefits as required by Section 5.2(b). For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events:

                             (a) the individuals constituting the Board as of
                      the date of the initial public offering of common stock of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

                             (b) provided that the number of shares of common
                      stock of the Company directly held by PPD and its subsidiaries (other than the Company and the Company's subsidiaries) represents 50% or less of the total outstanding shares of common stock of the Company, an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; or

                             (c) approval by the stockholders of the Company of:

                                    (i) a merger, consolidation, share exchange
                             or reorganization of the Company, unless the stock holders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; or

                                    (ii) a complete liquidation or dissolution
                             of the Company; or

                                    (iii) an agreement for the sale or other
                             disposition of all or substantially all of the assets of the Company.

               Executed at Vista, California this ___ day of ________ 1998.

THE COMPANY

PAN PACIFIC RETAIL PROPERTIES, INC.
a Maryland Corporation


By:
    ---------------------------------
        David L. Adlard
        Executive Vice President

EXECUTIVE


    ---------------------------------
        Stuart A. Tanz